UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 17, 2009
TEPPCO PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-10403 (Commission File Number)	76- 0291058 (I.R.S. Employer Identification No.)
1100 Louisiana, Suite 1600
Houston, Texas 77002
(Address of Principal Executive Offices, including Zip Code)
(713) 381- 3636
(Registrant’s Telephone Number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     As previously disclosed, in August 2008, a subsidiary of Enterprise Products Partners L.P. (NYSE: EPD) (“Enterprise”), a subsidiary of TEPPCO Partners, L.P. (NYSE: TPP) (“TEPPCO”) and a subsidiary of Oiltanking Holding Americas, Inc. (“Oiltanking”) formed the Texas Offshore Port System (“TOPS”) to design, construct, own and operate a Texas offshore crude oil port and pipeline system to facilitate delivery of waterborne crude oil to refining centers along the upper Texas Gulf Coast. The total cost of the project was estimated at $1.8 billion.
     Effective April 16, 2009, the Enterprise and TEPPCO subsidiaries each elected to dissociate, or exit from, the TOPS partnership and forfeit their respective investments and one-third ownership interests in the partnership. As a result, Enterprise and TEPPCO each reflected a non-cash charge of $34.2 million in their respective net income amounts for the second quarter of 2009. These losses represented Enterprise’s and TEPPCO’s cumulative investments in TOPS through the date of dissociation.
     In connection with the dissociation of TEPPCO and Enterprise from TOPS, Oiltanking filed an original petition against certain affiliates of Enterprise (collectively, the “Enterprise Parties”) and certain affiliates of TEPPCO (collectively the “TEPPCO Parties”) in the District Court of Harris County, Texas, 61st Judicial District (Cause No. 2009-31367), asserting, among other things, that the dissociation was wrongful and in breach of the TOPS partnership agreement, citing provisions of the agreement that, if applicable, would continue to obligate Enterprise and TEPPCO to make capital contributions to fund the project and impose liabilities on Enterprise and TEPPCO.
     On September 17, 2009, the Enterprise Parties and the TEPPCO Parties entered into a settlement with certain affiliates of Oiltanking and TOPS, which resolves all disputes between the parties related to the business and affairs of the TOPS project (including the litigation described above). Each of Enterprise and TEPPCO expects to recognize approximately $33.5 million in expense during the third quarter of 2009 in connection with the settlement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO PARTNERS, L.P.
	By:	Texas Eastern Products Pipeline Company, LLC, its General Partner

Date: September 18, 2009	By:	/s/ Jerry E. Thompson
Jerry E. Thompson
President and Chief Executive Officer

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